GreenSky, Inc. Reports First Quarter 2020 Financial Results
Transaction Volume Growth up 10% to First Quarter Record $1.4 Billion
$10.9 Million Net Loss (After $18.4 Million Non-Cash CECL Charge)
Adjusted EBITDA of $19.4 Million

ATLANTA–(BUSINESS WIRE) – May 11, 2020 -- GreenSky, Inc. (“GreenSky” or the “Company”) (NASDAQ: GSKY), a leading financial technology company Powering Commerce at the Point of Sale®, reported financial results today for the three months ended March 31, 2020.

"Notwithstanding the impact of COVID-19 commencing in mid-March, GreenSky produced strong first quarter operating results, exceeding our seasonal expectations. Of note, the $19.4 million of Adjusted EBITDA reported for the quarter reflects a 76% increase over fiscal 2019 after giving effect to last year's first quarter charge-off recovery sale of $7.4 million," said David Zalik, GreenSky Chairman and CEO. "Moreover, our outstanding credit performance continued to reflect the positive trends noted in the second half of 2019 and will continue to serve us well as we advance in somewhat uncharted waters for the remainder of the fiscal year. While it is currently impossible to reliably forecast transaction volume for the current fiscal year in light of the unknown economic impact of the COVID-19 pandemic, we continue to be gratified with the durability of our home improvement business, in particular, with April monthly new-approved account application dollar volume, a key leading indicator, running approximately 70% of April of 2019 levels," added Zalik.

First Quarter Financial Highlights:

•Transaction Volume: Transaction volume originated on our technology platform in the first quarter of 2020 increased 10% over the first quarter of 2019 to $1.4 billion. For January and February 2020, before COVID-19 began disrupting business activity, GreenSky's transaction volume was up 16% over the comparable 2019 two-month period.

•Transaction Fee Rate: The average transaction fee rate was 6.6% in the first quarter, down marginally from 6.8% in the prior year, reflecting normal variations in the mix of promotional products offered by our merchants.

•Revenue: First quarter revenue grew 17% over the prior year to $121.2 million from $103.7 million. The increase reflects both a 7% increase in transaction fees to $89.9 million as well as a 59% increase in servicing and other revenue to $31.3 million, including a $1.8 million increase in our servicing asset.

•Credit Quality: Credit performance continued to be strong. As of March 31, 2020, the 30-day delinquencies were 1.23%, an 8 basis point improvement over the 30 day-delinquencies at March 31, 2019, and the weighted-average FICO score for originations in the first quarter of 2020 was 773.

•Adoption of new accounting standard: The adoption of the new current expected credit loss ("CECL") standard in the first quarter of 2020 impacted the Company's accounting for the financial guarantees it provides to its bank partners. This adoption resulted in the recognition of a non-cash increase of $18.4 million in the reserve associated with these financial guarantees for the three months ended March 31, 2020, and the recognition of a liability of $118 million on January 1, 2020.

•Operating Profit (Loss): For the first quarter of 2020, the Company had a net operating loss of $5.9 million, inclusive of the $18.4 million non-cash increase in financial guarantees reserve. Without this $18.4 million non-cash item, the Company had a net operating profit of $12.5 million, compared to $11.5 million in the first quarter of 2019.

•Net Income (Loss) and Diluted Earnings (Loss) per Share: For the first quarter of 2020, primarily as a result of CECL, the Company recognized a net loss of $10.9 million compared to net income of $7.4 million for the same period in 2019, which resulted in a diluted loss per share of $(0.05), compared to earnings per share of $0.05 in the first quarter of 2019.

•Adjusted EBITDA(1) and Operating Cash Flow: First quarter Adjusted EBITDA was $19.4 million (which does not include any charged-off recovery sales) compared to $18.4 million for the first quarter of 2019 (which includes the sale of $7.4 million of charged-off recoveries). For the three months ended March 31, 2020, cash flows from operating activities were $41.0 million compared to $43.5 million a year ago.

•Liquidity: As of March 31, 2020, the Company had $277 million of available liquidity, consisting of unrestricted cash of $177 million and an undrawn $100 million revolving credit facility.

Key business metrics:

	Three Months Ended March 31,
	2020	2019	Growth
Transaction Volume ($ millions)	$1,372	$1,242	10%
Loan Servicing Portfolio ($ millions, at end of period)(2)	$9,260	$7,612	22%
Active Merchants (at end of period)	17,761	15,745	13%
Cumulative Consumer Accounts (in thousands, at end of period)	3,205	2,415	33%
________________
(1) Adjusted EBITDA is a non-GAAP measure. Refer to “Non-GAAP Financial Measure” for important additional information.
(2)  The average loan servicing portfolio for the three months ended March 31, 2020 and 2019 was $9.214 billion and $7.477 billion, respectively.

Business Update:

•COVID-19 workforce impacts: In mid-March the Company successfully migrated its workforce to a work-at-home program, allowing its associates to continue safely delivering uninterrupted, best-in-class service to its merchants and consumers.

•Funding Diversification: GreenSky continues to actively diversify its funding to include alternative funding structures with one or more institutional investors, financial institutions and other sources.

◦Earlier today, GreenSky and JPMorgan Chase Bank, N.A. closed on an asset-backed revolving credit facility of $500 million ($300 million is committed at closing, and an additional $200 million may be available to GreenSky, upon the lender's consent, in an "accordion") to finance purchases by a Company-sponsored special purpose vehicle (the "SPV") of participations in loans originated through the GreenSky program (the "SPV Facility"). The Company is in the final stages of finalizing an agreement governing the participation sales with an existing bank partner necessary to access funding under the SPV Facility. The Company expects the SPV to conduct periodic sales of the loan participations to third parties or issue asset-backed securities, which would allow additional purchases to be financed through the SPV Facility. To the extent that such sales occur, the SPV Facility could facilitate substantial incremental GreenSky program loan volume. The Company expects the SPV Facility to be operational in May 2020.

◦GreenSky continues to work with multiple institutional investors, including a leading institutional asset manager, on both a whole loan sales program and a material forward flow financing arrangement (collectively, "New Institutional Financings"). GreenSky expects to close on one or more of these transactions in the second half of 2020.

◦Based on current unused bank partner funding capacity of $1.6 billion at March 31, 2020, approximately $3.4 billion of additional capacity created as existing loans pay down or pay off, and identified possible alternative funding sources, including, but not limited to, the SPV Facility and the New Institutional Financings, the Company believes that it should have funding capacity that is sufficient to fund its business through 2021.

•Strategic Alternatives Review Process: As previously announced, in August 2019, the Company's Board of Directors, working together with its senior management team and legal and financial advisors, commenced a process to explore, review and evaluate a range of potential strategic alternatives focused on maximizing stockholder value. The Board's review is ongoing, and the Company does not intend to make further public comment regarding these matters unless and until the Board has approved a specific transaction or alternative or otherwise concludes its review. The Company would expect to make an announcement in this regard no later than when it reports second quarter 2020 financial results.

Conference call and webcast:

As previously announced, the Company’s management will host a conference call to discuss first quarter 2020 results at 8:00 a.m. EDT on May 12, 2020. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliation of a non-GAAP measure to its most directly comparable GAAP measure, can be accessed through the Company's Investor Relations website at http://investors.greensky.com. A replay of the webcast will be available within 2 hours of the completion of the call and will be archived at the same location for one year.

About GreenSky, Inc.

GreenSky, Inc. (NASDAQ: GSKY) is a leading technology company Powering Commerce at the Point of Sale® for a growing ecosystem of merchants, consumers and banks. Our highly scalable, proprietary technology platform enables nearly 18,000 active merchants to offer frictionless promotional payment options to consumers, driving increased sales volume and accelerated cash flow. Banks leverage GreenSky’s technology to provide loans to super-prime and prime consumers nationwide. Since our inception, over 3 million consumers have financed nearly $24 billion of commerce using our paperless, real time "apply and buy" technology. GreenSky is headquartered in Atlanta, Georgia. For more information, visit https://www.greensky.com.

Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company's current views with respect to, among other things, its operations; its financial performance; the impact of COVID-19; bank partner commitments; the SPV Facility; sales of loan participations or issuances of asset-backed securities by the SPV; completion of New Institutional Financings; the strategic alternatives review; its funding capacity; and its credit losses. You generally can identify these statements by the use of words such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include those risks described in GreenSky's filings with the Securities and Exchange Commission and include, but are not limited to, risks related to the extent and duration of the COVID-19 pandemic and its impact on the Company, its bank partners and merchants, GreenSky program borrowers, loan demand (including, in particular, for elective healthcare procedures), the capital markets (including the Company's ability to obtain additional funding or close New Institutional Financings) and the economy in general; the Company's ability to retain existing, and attract new, merchants and bank partners or other funding partners, including the risk that one or more bank partners do not renew their funding commitments or reduce existing commitments; its future financial performance, including trends in revenue, cost of revenue, gross profit or gross margin, operating expenses, and free cash flow; changes in market interest rates; increases in loan delinquencies; its ability to operate successfully in a highly regulated industry; the effect of management changes; cyberattacks and security vulnerabilities in its products and services; and the Company's ability to compete successfully in highly competitive markets. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, GreenSky disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Non-GAAP Financial Measure

This press release presents information about the Company’s Adjusted EBITDA which is a non-GAAP financial measure provided as a supplement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We believe that Adjusted EBITDA is one of the key financial indicators of our business performance over the long term and provides useful information regarding whether cash provided by operating activities is sufficient to maintain and grow our business. We believe that this methodology for determining Adjusted EBITDA can provide useful supplemental information to help investors better understand the economics of our platform.

We are presenting this non-GAAP measure to assist investors in evaluating our financial performance and because we believe that this measure provides an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.

This non-GAAP measure is presented for supplemental informational purposes only. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as net income. The non-GAAP measure GreenSky uses may differ from the non-GAAP measures used by other companies. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure is provided below for each of the fiscal periods indicated.

Contacts:
Investor Relations
Gerald R. Benjamin
404.380.1093
investors@greensky.com

Media
Julia Sahin, Edelman
212.738.6131
media@greensky.com
(tables follow)

GreenSky, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except share data)

	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$176,707	$195,760
Restricted cash	272,966	250,081
Loan receivables held for sale, net	21,059	51,926
Accounts receivable, net of allowance of $262 and $238, respectively	19,065	19,493
Related party receivables	113	156
Property, equipment and software, net	19,417	18,309
Operating lease right-of-use assets	10,437	11,268
Deferred tax assets, net	377,988	364,841
Other assets	40,626	39,214
Total assets	$938,378	$951,048

Liabilities and Equity (Deficit)
Liabilities
Accounts payable	$19,853	$11,912
Accrued compensation and benefits	3,853	10,734
Other accrued expenses	5,041	3,244
Finance charge reversal liability	213,158	206,035
Term loan	383,913	384,497
Tax receivable agreement liability	312,326	311,670
Operating lease liabilities	13,111	13,884
Financial guarantee liability	153,117	16,698
Other liabilities	47,502	47,317
Total liabilities	1,151,874	1,005,991

Commitments, Contingencies and Guarantees

Equity (Deficit)
Class A common stock, $0.01 par value and 80,320,620 shares issued and 66,366,882 shares outstanding at March 31, 2020 and 80,089,739 shares issued and 66,424,838 shares outstanding at December 31, 2019	802	800
Class B common stock, $0.001 par value and 113,301,368 shares issued and outstanding at March 31, 2020 and 113,517,198 shares issued and outstanding at December 31, 2019	114	114
Additional paid-in capital	116,093	115,782
Retained earnings	20,379	56,109
Treasury stock	(146,888)	(146,234)
Accumulated other comprehensive income (loss)	(4,294)	(756)
Noncontrolling interests	(199,702)	(80,758)
Total equity (deficit)	(213,496)	(54,943)
Total liabilities and equity (deficit)	$938,378	$951,048

GreenSky, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenue
Transaction fees	$89,884	$84,048
Servicing and other	31,286	19,652
Total revenue	121,170	103,700
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	71,775	58,037
Compensation and benefits	22,434	19,633
Sales and marketing	789	1,203
Property, office and technology	4,022	4,414
Depreciation and amortization	2,445	1,467
General and administrative	6,711	5,700
Financial guarantee	18,408	1,222
Related party	477	536
Total costs and expenses	127,061	92,212
Operating profit (loss)	(5,891)	11,488
Other income (expense), net
Interest and dividend income	1,309	1,596
Interest expense	(5,620)	(6,243)
Other gains (losses), net	(1,612)	(35)
Total other income (expense), net	(5,923)	(4,682)
Income (loss) before income tax expense (benefit)	(11,814)	6,806
Income tax expense (benefit)	(895)	(595)
Net income (loss)	$(10,919)	$7,401
Less: Net income (loss) attributable to noncontrolling interests	(7,585)	4,502
Net income (loss) attributable to GreenSky, Inc.	$(3,334)	$2,899

Earnings (loss) per share of Class A common stock:
Basic	$(0.05)	$0.05
Diluted	$(0.05)	$0.05

GreenSky, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net income (loss)	$(10,919)	$7,401
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,445	1,467
Share-based compensation expense	3,495	2,665
Equity-based payments to non-employees	4	3
Fair value change in servicing assets and liabilities	(2,306)	181
Operating lease liability payments	(145)	(145)
Financial guarantee losses	18,408	417
Amortization of debt related costs	416	421
Original issuance discount on term loan payment	(10)	(10)
Income tax expense (benefit)	(895)	(595)
Impairment losses	72	—
Changes in assets and liabilities:
(Increase) decrease in loan receivables held for sale	30,867	878
(Increase) decrease in accounts receivable	428	(2,672)
(Increase) decrease in related party receivables	43	17
(Increase) decrease in other assets	375	(273)
Increase (decrease) in accounts payable	7,941	14,713
Increase (decrease) in finance charge reversal liability	7,123	11,009
Increase (decrease) in other liabilities	(16,295)	7,978
Net cash provided by operating activities	41,047	43,455
Cash flows from investing activities
Purchases of property, equipment and software	(3,354)	(3,391)
Net cash used in investing activities	(3,354)	(3,391)
Cash flows from financing activities
Repayments of term loan	(990)	(990)
Class A common stock repurchases	—	(51,047)
Member distributions	(32,798)	(2,724)
Proceeds from option exercises	—	174
Payment of option exercise taxes	(73)	(576)
Payment of taxes on Class B common stock exchanges	—	(742)
Net cash used in financing activities	(33,861)	(55,905)
Net increase (decrease) in cash and cash equivalents and restricted cash	3,832	(15,841)
Cash and cash equivalents and restricted cash at beginning of period	445,841	458,499
Cash and cash equivalents and restricted cash at end of period	$449,673	$442,658

Supplemental non-cash investing and financing activities
Tax withholding on equity awards accrued but not paid	$654	$—
Distributions accrued but not paid	4,317	8,247
Capitalized software costs accrued but not paid	66	—
Treasury stock traded but not settled	—	1,934

Reconciliation of Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended March 31,
	2020	2019
Net income (loss)	$(10,919)	$7,401
Interest expense	5,620	6,243
Income tax expense (benefit)	(895)	(595)
Depreciation and amortization	2,445	1,467
Equity-based compensation expense(1)	3,499	2,668
Change in financial guarantee liability(2)	18,408	—
Transaction expenses(3)	262	—
Non-recurring expenses(4)	971	1,216
Adjusted EBITDA	$19,391	$18,400
(1)Includes equity-based compensation to employees and directors, as well as equity-based payments to non-employees.
(2)Includes non-cash charges related to our financial guarantee arrangements with our ongoing Bank Partners, which are primarily a function of new loans facilitated on our platform during the period increasing the contractual escrow balance and the associated financial guarantee liability.
(3)For the three months ended March 31, 2020, includes professional fees associated with our strategic alternatives review process.
(4)For the three months ended March 31, 2020, includes legal fees associated with IPO related litigation. For the three months ended March 31, 2019, includes the following: (i) legal fees associated with IPO related litigation of $435 thousand, (ii) one-time tax compliance fees related to filing the final tax return for the Former Corporate Investors associated with the Reorganization Transactions of $160 thousand, and (iii) lien filing expenses related to certain Bank Partner solar loans of $621 thousand.